FORM OF PERFORMANCE-BASED MARKET STOCK UNIT AWARD AGREEMENT

BMC Software, Inc., a Delaware corporation (the "Company"), hereby grants to the Recipient this Performance-Based Market Stock Unit Award (this "Award") effective as of the Grant Date pursuant to the terms of this Performance-Based Market Stock Unit Award Agreement (this "Agreement"). The Award is subject to all of the terms and conditions of this Agreement and the BMC Software, Inc. 2007 Incentive Plan (the "Plan"), a copy of which is available on the BMC intranet under Human Resources/Employee Portals. Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated herein by this reference and govern except to the extent that this Agreement provides otherwise.

RECIPIENT NAME: [NAME]

GRANT DATE:

RESTRICTED STOCK UNITS: THE RIGHT TO RECEIVE [XXXX] SHARES OF THE COMPANY'S COMMON STOCK (OR UP TO A MAXIMUM OF 150% THEREOF) SUBJECT TO AND FOLLOWING LAPSING OF THE FORFEITURE RESTRICTIONS SET FORTH IN THIS AGREEMENT. THE FORFEITURE RESTRICTIONS ARE SET FORTH IN THE TERMS AND CONDITIONS ATTACHED HERETO AS ANNEX A AND SUCH ANNEX IS INCORPORATED HEREIN BY THIS REFERENCE. THE ACTUAL NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT SHALL BE DISTRIBUTED TO THE RECIPIENT FOLLOWING THE LAPSING OF THE FORFEITURE RESTRICTIONS SET FORTH IN THIS AGREEMENT ARE HEREIN REFERRED TO AS THE "SHARES."

By accepting this Award, Recipient agrees to the terms and conditions set forth herein (the "Terms and Conditions") and acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Agreement, and accepts this Award subject to all such terms and conditions, including any further amendments to the Plan. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Award. Recipient is further hereby advised that he or she may not rely on the Company for any opinion or advice as to the personal tax implications of this Award. IF RECIPIENT DOES NOT ACCEPT THIS AWARD, HE OR SHE MUST DECLINE THE GRANT VIA THE FIDELITY ON LINE GRANT AGREEMENT PROCESS WITHIN 60 DAYS OF THE GRANT DATE.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and Recipient to be effective as of the Grant Date specified above.

BMC SOFTWARE, INC.

RECIPIENT

Electronic Signature & Date of Signature_____

Robert E. Beauchamp

President & CEO

ANNEX A TO

Performance-Based MARKET STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

1. Award. Pursuant to the Plan, the Shares shall be issued, as hereinafter provided, in Recipient's name, subject to the lapsing of the Forfeiture Restrictions on the Performance-Based Market Stock Units (the "Restricted Stock Units").

2. Definitions. For purposes of this Agreement, the terms "Cause" and "Good Reason" shall have the meanings assigned to such terms in the Employment Agreement (as defined below) or Change of Control Agreement (as defined below), as applicable to Recipient. For purposes of this Agreement, the term "Change of Control" shall have the meaning assigned to such term in the Employment Agreement or Change of Control Agreement, as applicable to Recipient, provided that "Change of Control" in such agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and if it does not so comply, "Change of Control" shall mean a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company as determined in accordance with Section 409A of the Code. In addition, the following terms shall have the meanings indicated below:

    "Change of Control Termination" shall mean a termination of Recipient's employment with the Company within the 12-month period beginning on the date upon which a Change of Control occurs, which termination of employment is by the Company without Cause or by Recipient within 60 days of an event that constitutes Good Reason.

    "Change of Control Agreement" shall mean the Change of Control Agreement, if any, between the Company and Recipient.

(c) "Employment Agreement" shall mean the Employment Agreement, if any, between the Company and Recipient, as the same may be amended from time to time.

(d) "Forfeiture Restrictions" shall mean the restrictions to which the Restricted Stock Units are subject as described in Section 3(a) hereof.

(e) "Invention and Nondisclosure Agreement" shall mean the Invention and Nondisclosure Agreement, if any, between the Company and Recipient, as the same may be amended from time to time.

3. Forfeiture Restrictions on Restricted Stock Units. The following restrictions apply to the Restricted Stock Units:

(a) Forfeiture Restrictions. The Restricted Stock Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except for transfer by will or the laws of descent and distribution, and except as provided in Subsection (b) below, in the event Recipient's employment with the Company shall terminate for any reason, Recipient shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock Units.

(b) Lapse of Forfeiture Restrictions. With respect to each Performance Period (as defined in Annex B), the Forfeiture Restrictions shall lapse as to the Restricted Stock Units in accordance with the performance-based vesting schedule set forth on Annex B (the "Vesting Schedule") on the applicable vesting dates set forth on Annex B (the "Vesting Dates"), provided that Recipient has been continuously employed by the Company (or one of its affiliates) from the Grant Date through each such Vesting Date. The Committee shall determine the Company's actual performance and shall certify the results as soon as reasonably practicable following the completion of each Performance Period. To the extent that the Vesting Schedule provides for partial attainment against a performance target and such performance is achieved, then the Forfeiture Restrictions shall lapse as to the corresponding percentage of Restricted Stock Units set forth on the Vesting Schedule. The Company shall not issue fractional shares and shall round to the nearest whole share when calculating vesting and lapsing of the Forfeiture Restrictions. Any Restricted Stock Units that do not vest based on the performance requirements set forth in Annex B will automatically terminate as of the last day of each Performance Period.

(c) Change of Control. Notwithstanding anything herein to the contrary, if a Change of Control occurs before________________, then the Performance Periods (as defined on Annex B) shall terminate immediately prior to such Change of Control and the number of Restricted Stock Units subject to the Award that shall vest immediately prior to such Change of Control (the "Change of Control Payment") shall be subject to pro-rata vesting and shall equal (i) the number of Restricted Stock Units determined in accordance with Annex B based on the Company's actual performance for the shortened Performance Periods, multiplied by (ii) a fraction, the numerator of which shall be the number of days during the Performance Periods the Recipient was employed by or rendered services to the Company, and the denominator of which shall be the number of days in the normal Performance Periods. Any Restricted Stock Units subject to the Award that do not vest after giving effect to the preceding sentences of this Section 3(c) (calculated as the difference between (i) above and the Change of Control Payment) shall be converted into time-based restricted stock units (the "Time-Based Restricted Stock Units") for which the Forfeiture Restrictions shall lapse and such Time-Based Restricted Stock Units shall vest according to the original time-based vesting schedule set forth in Annex B (without regard to the market-based vesting component). Furthermore, if the Recipient incurs a Change of Control Termination after becoming vested in the Change of Control Payment, the Forfeiture Restrictions shall lapse as to all of the Time-Based Restricted Stock Units upon such Change of Control Termination.

    Adjustment to Restricted Stock Units.

(a) Adjustment for Dividends. If the Company declares a dividend (other than a stock dividend) payable to shareholders of common stock of the Company that is payable to shareholders of record after the Grant Date and before the date Shares are issued hereunder, this award will reflect, and represent the future right to receive, subject to the restrictions herein, an amount equal to such dividend per share payable per share of common stock (a "Dividend Equivalent Right"). The Dividend Equivalent Rights will be subject to the same restrictions and Forfeiture Restrictions of this Agreement to which the Restricted Stock Units to which they relate are subject.

(b) Adjustments for Changes in Capitalization. The number and kind of Restricted Stock Units shall be adjusted for changes in capitalization and other events as provided in Section 5.2 of the Plan.

5. Issuance of Stock and Payment of Dividend Equivalent Rights. As soon as practicable after each lapse date on which the Forfeiture Restrictions lapse but not later than sixty (60) days thereafter, the Company will issue in the Recipient's name one Share for each Restricted Stock Unit as to which the Forfeiture Restrictions lapsed on such lapse date and deposit such Shares via electronic share transfer (DWAC) in an account in the name of Recipient at a broker of the Company's choosing and will pay Recipient a cash amount equal to the amount of the Dividend Equivalent Right multiplied by the number of Restricted Stock Units as to which the Forfeiture Restrictions lapsed on such lapse date. The Restricted Stock Units attributable to Shares that have been issued and the related Dividend Equivalent Rights that have been paid will be considered fully satisfied and will cease to be outstanding under this Agreement.

6. Rights Provided.

(a) Book Entry and Certificates. Recipient shall have no rights of a shareholder of the Company with respect to any Shares to be issued pursuant to a Restricted Stock Unit until such Shares are deposited in the account of Recipient pursuant to Section 5 hereof.

(b) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

7. Tax Matters. RECIPIENT UNDERSTANDS THAT THE ISSUANCE OF THE SHARES AND PAYMENT OF THE DIVIDEND EQUIVALENT RIGHTS UPON A LAPSE OF THE FORFEITURE RESTRICTIONS, AND THE SALE OF SUCH COMMON STOCK, MAY HAVE TAX IMPLICATIONS FOR RECIPIENT. RECIPIENT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR. RECIPIENT ACKNOWLEDGES THAT HE OR SHE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE. IT IS SPECIFICALLY UNDERSTOOD BY THE RECIPIENT THAT NO REPRESENTATIONS ARE MADE AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THIS AWARD. To the extent that the issuance of the Shares and the Dividend Equivalent Rights upon the lapse of any Forfeiture Restrictions results in compensation income to Recipient for federal, state or foreign income tax purposes, the Company may withhold the number of whole Shares having a market value (based on the closing price of the Company's common stock on the date as of which the tax liability is determined) equal to any tax required to be withheld by reason of such compensation income. The Company is also authorized to withhold from Recipient's payroll check or require Recipient to remit any additional funds to make up the difference between the required tax withholding amount and the value of the whole Shares calculated in the preceding sentence, or require payment of such amount from Recipient, such that the Company does not have to withhold a fractional Share for tax withholding purposes.

8. Status of Stock. The Shares issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state or foreign securities laws.

9. Obligations upon Termination of Employment. In connection with Recipient's employment by the Company and its Affiliates, the Company or an Affiliate shall provide Recipient with access to the confidential information of the Company and its Affiliates, or shall provide Recipient the opportunity to develop business goodwill inuring to the benefit of the Company and its Affiliates, or shall entrust business opportunities to Recipient. Recipient has agreed, and hereby agrees, as specified in more detail in the Employment Agreement and/or the Invention and Non-Disclosure Agreement, to maintain the confidentiality of the Company's and its Affiliates' information and to exercise the highest measures of fidelity and loyalty in the protection and preservation of the Company's and its Affiliates' goodwill and business opportunities. As part of the consideration for the Restricted Stock Units, to protect the Company's and its Affiliates' confidential information, the business goodwill of the Company and its Affiliates that has been and will in the future be developed in Recipient, and the business opportunities that have been and will in the future be disclosed or entrusted to Recipient by the Company and its Affiliates, and as an additional incentive for the Company and Recipient to enter into this Agreement, the Company and Recipient agree that if, during the term of Recipient's employment with the Company or its Affiliates or within a 12-month period (or such longer period, if any, as required for non-competition by Recipient under the terms of his or her Employment Agreement) following the date upon which Recipient terminates employment with the Company (the "Restrictive Period"), Recipient fails for any reason to comply with any of the restrictive covenants set forth in the Employment Agreement (as in effect on the original effective date of the Employment Agreement), then the Company shall be entitled to recover from Recipient, and Recipient shall pay to the Company, an amount of money equal to A multiplied by B, where A equals the value (determined as of the date the Forfeiture Restrictions lapse) of the Restricted Stock Units with respect to which the Forfeiture Restrictions lapse during the one-year period preceding (and including) the date of Recipient's termination of employment with the Company and its Affiliates, and B equals the fraction X divided by Y, where X equals the number of days in the Restrictive Period minus the number of consecutive days following Recipient's termination of employment with the Company and its Affiliates during which Recipient remained in compliance with the restrictive covenants set forth in the Employment Agreement, and Y equals the number of days in the Restrictive Period.

If any of the restrictions set forth in this Section are found by a court to be unreasonable, or overly broad in any manner, or otherwise unenforceable, the parties hereto intend for such restrictions to be modified by the court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

10. Employment Relationship. For purposes of this Agreement, Recipient shall be considered to be in the employment of the Company as long as Recipient remains an employee of either the Company, an Affiliate, or a successor corporation. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon Recipient the right to continued employment by the Company or any of its Affiliates or affect in any way the right of the Company or an Affiliate to terminate such employment at any time. Unless otherwise specifically provided in a written employment agreement or by applicable law, Recipient's employment by the Company and its Affiliates shall be on an at-will basis, and the employment relationship may be terminated at any time by either Recipient or the Company or an Affiliate for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of employment of Recipient with the Company and its Affiliates, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

11. Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting this Agreement, Recipient acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) Recipient's participation in the Plan is voluntary;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if Recipient receives Shares, the value of such Shares acquired on vesting of Restricted Stock Units may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Recipient's employment (whether or not in breach of applicable laws), Recipient's right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that Recipient is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of involuntary termination of employment (whether or not in breach of applicable laws), Recipient's right to receive Shares pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of Recipient's active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when Recipient is no longer actively employed for purposes of the award of Restricted Stock Units; provided, however, that nothing in this Section 11(g) shall limit the Recipient's right to vest in the Time-Based Restricted Stock Units in the event of a Change of Control Termination as set forth in Section 3(c); and

(h) Recipient acknowledges and agrees that, regardless of whether Recipient's employment is terminated with or without cause, notice or pre-termination procedure or whether Recipient asserts or prevails on a claim that Recipient's employment was terminable only for cause or only with notice or pre-termination procedure, Recipient has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of the Restricted Stock Units that have been vested and converted into Shares, or (b) termination of any unvested Restricted Stock Units under this Agreement.

12. Data Privacy Protection Waiver. Recipient acknowledges that in connection with the administration of this Agreement and of Recipient's employment relationship with the Company, relevant personal information concerning Recipient must be transferred to locations of the Company where the relevant administrative and human resources functions are performed from time to time (which may be outside Recipient's country of residence), and access to such information may be granted to employees, agents and service providers of the Company who are involved in such administration. Recipient expressly consents to this transfer, access, and related processing of personal information, including transfer across national borders, and acknowledges that such transfer, access and processing are necessary for the administration and performance of, and compliance with, this Agreement, and administration of the employment relationship. Recipient voluntarily waives any provision of any local, national, or supranational law (such as, without limitation, the European Union's Data Protection Directive and national laws enacted in response thereto, or laws of similar effect in other jurisdictions) which would prohibit or otherwise regulate such transfer, access and processing.

13. Compliance with Age Discrimination Rule - Applicable Only to Participants Who Are Subject to the Law in the European Union. The grant of the Restricted Stock Units and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"), for any Participant who is subject to the laws in the EU. To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the court or tribunal, in making such determination, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

14. [RESERVED]

15. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Recipient, such notices or communications shall be effectively delivered by email to Recipient's Company issued email address or if hand delivered to Recipient at his or her principal place of employment or if sent by registered or certified mail to Recipient at the last address Recipient has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

16. Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision to the contrary in this Agreement, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of a Recipient's termination of employment with the Company will be made to such Recipient unless such Recipient's termination of employment constitutes a "separation from service" (as such term is defined in Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a Recipient is a "specified employee" as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, such Recipient shall not be entitled to any payments upon a termination of his or her employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of such Recipient's "separation from service" (within the meaning of Section 409A of the Code) or (ii) the date of such Recipient's death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to such Recipient in a lump sum on the tenth (10th) day following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

16. Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Recipient and the Company and constitutes the entire agreement between Recipient and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

17. Binding Effect; Controlling Document. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient. In the event of a conflict between the text of this Agreement and the Employment Agreement, the text of this Agreement shall control.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

ANNEX B
TO

PERFORMANCE-BASED MARKET STOCK UNIT AWARD AGREEMENT

VESTING SCHEDULE

The vesting percentages set forth in the table below (the "Vesting Percentages") for the Performance Periods (as defined below) are based on the Company's total shareholder return ("TSR") minus the TSR of the NASDAQ 100 Index or "QQQQ," for the same periods, subject to a performance multiplier of 2.0 to 1. Fifty percent (50%) of the Restricted Stock Units subject to this Award shall vest upon _________ and the remaining fifty percent (50%) of the Restricted Stock Units subject to this Award shall vest upon___________, subject to the performance requirements set forth in this Annex B and the certification thereof. The respective periods from (i) the Grant Date through __________ and (ii) the Grant Date through_________, shall each herein be referred to as a "Performance Period," and collectively, the "Performance Periods." Any Restricted Stock Units that do not vest based on the performance requirements set forth in this Annex B will automatically terminate as of the last day of each Performance Period, subject to Section 3(c) of Annex A.

For each Performance Period, the Forfeiture Restrictions shall lapse as to the number of Restricted Stock Units calculated by multiplying the applicable Vesting Percentage by the number of Restricted Stock Units.  The difference between the Company's TSR and the NASDAQ 100 Index TSR will be rounded to the nearest whole percent to determine the Vesting Percentage.

"TSR" means, with respect to the Company or any other entity or index, the rate of stock price (as quoted on the principal market on which it is traded) appreciation/depreciation plus the reinvestment of dividends on the ex-dividend date and the compounding effect of dividends paid on reinvested dividends over the term of the Performance Period. Stock price appreciation/depreciation over the term of the Performance Period will be determined by comparing (i) the average adjusted closing price of the stock for each trading day occurring during the two (2) month period ending on the day immediately preceding the start of the Performance Period to (ii) the average adjusted closing price of the stock for each trading day occurring during the two (2) month period ending on the last day of the Performance Period.

BMC TSR Minus QQQQ TSR	Performance Multiplier (2X)	Vesting %	BMC TSR Minus QQQQ TSR	Performance Multiplier (2X)	Vesting %
-50%	-100%	0%	-4%	-8%	92%
-49%	-98%	2%	-3%	-6%	94%
-48%	-96%	4%	-2%	-4%	96%
-47%	-94%	6%	-1%	-2%	98%
-46%	-92%	8%	0%	0%	100%
-45%	-90%	10%	1%	2%	102%
-44%	-88%	12%	2%	4%	104%
-43%	-86%	14%	3%	6%	106%
-42%	-84%	16%	4%	8%	108%
-41%	-82%	18%	5%	10%	110%
-40%	-80%	20%	6%	12%	112%
-39%	-78%	22%	7%	14%	114%
-38%	-76%	24%	8%	16%	116%
-37%	-74%	26%	9%	18%	118%
-36%	-72%	28%	10%	20%	120%
-35%	-70%	30%	11%	22%	122%
-34%	-68%	32%	12%	24%	124%
-33%	-66%	34%	13%	26%	126%
-32%	-64%	36%	14%	28%	128%
-31%	-62%	38%	15%	30%	130%
-30%	-60%	40%	16%	32%	132%
-29%	-58%	42%	17%	34%	134%
-28%	-56%	44%	18%	36%	136%
-27%	-54%	46%	19%	38%	138%
-26%	-52%	48%	20%	40%	140%
-25%	-50%	50%	21%	42%	142%
-24%	-48%	52%	22%	44%	144%
-23%	-46%	54%	23%	46%	146%
-22%	-44%	56%	24%	48%	148%
-21%	-42%	58%	25%	50%	150%
-20%	-40%	60%	Maximum Vesting % is 150%
-19%	-38%	62%
-18%	-36%	64%
-17%	-34%	66%
-16%	-32%	68%
-15%	-30%	70%
-14%	-28%	72%
-13%	-26%	74%
-12%	-24%	76%
-11%	-22%	78%
-10%	-20%	80%
-9%	-18%	82%
-8%	-16%	84%
-7%	-14%	86%
-6%	-12%	88%
-5%	-10%	90%